Exhibit 99.2


                     INFINITY EMERGING OPPORTUNITIES LIMITED
                             SUMMIT CAPITAL LIMITED
                             GLACIER CAPITAL LIMITED



                                                  April 30, 1998


VIA FACSIMILE No. (305) 860-0752
BY HAND

Tamboril Cigar Company
Att:  Chief Financial Officer
2600 South West 3rd Avenue
Miami, Florida  33129

Re:    Notice of Default
---------------------------

     Reference is hereby made to the following documents that were executed in connection with the investment made by Infinity Emerging Opportunities Limited ("Infinity Emerging"), Summit Capital Limited ("Summit Capital"), and Glacier Capital Limited ("Glacier Capital" and, together with Infinity Emerging and Summit Capital, the "Purchasers") in the Company on September 22, 1997;

     1. The Convertible Debenture and Convertible Preferred Stock Purchase Agreement dated as of September 22, 1997 (the "Purchase Agreement"), among Tamboril Cigar Company (the "Company") and the purchasers (including the Purchasers) listed on the signature pages thereof;

     2. The 8% Convertible Debentures Due September 22, 199 in the aggregate principal amount of $66,667, $66,667 and $66,666, respectively, issued to Infinity Emerging, Summit Capital and Glacier Capital pursuant to the Purchase Agreement (collectively, the "Debentures"); and

     3. The Certificate of Designations, Preferences and Rights of the Series B Preferred Stock of Tamboril Cigar Company (the "Series B Designation", which along with the Debenture and Purchase Agreement), filed with the Delaware Secretary of State on September 22, 1997, authorizing the issuance of a series of up to 116,000 shares of Series B Convertible Preferred Stock of the Company, par value $.0001 per share (the "Series B Shares"), of which 18,667 shares were issued to each of the Purchasers on September 22, 1997.

Notice of Defaults and Events of Default under the Debentures and Series B Designation

     Notice is hereby given to the Company pursuant to Section 4(h) of the Debentures and Section 5(j) of the Series B Designation that (1) the Company's failure to pay interest on the Debentures on December 31, 1997, and (2) the Company's failure to pay dividends on the Preferred Stock on March 31, 1998 each constitute an "Event of Default" under both the Debentures and the Series B Designation.

     Under Section 2(d) of the Series B Designation, upon the occurrence of an Event of Default and for so long as such Event of Default is continuing, the dividend rate otherwise specified in Section 2(a) of the Series B Designation is automatically increased to 16% per annum effective as of the Event Date for such Event of Default (which was December 21, 1997). In addition, the Company is required to pay to the Purchasers, as liquidated damages and not a penalty, 1% of the aggregate Stated Value of the Series B Shares held by the Purchasers on the Event Date for such Event of Default and on each monthly anniversary of the Event Date, until such time as the Event of Default is cured.

     Under Section 3 of the Debentures, if any Event of Default occurs and is continuing, then so long as such Event of Default shall then be continuing, the Purchasers may, by written notice to the Company, declare due the full outstanding principal amount of the Debentures, together with all accrued but unpaid interest thereon and other amounts owing thereunder, plus the "Adjustment Amount" (as defined in Section 5 of the Debentures), through the date of acceleration to be immediately due and payable.

     Notice is also hereby given to the Company that the Company's failure to deliver stock certificates to the Purchasers within three trading days after the Company received Conversion Notices on April 2, 1998, gives rise to the liquidated damages set forth in Section 4.13 of the Purchase Agreement.

     Accordingly, the Purchasers hereby demand that the Company (1) pay the Purchasers the accrued but unpaid interest relating to the Debentures; (2) pay the Purchasers the accrued but unpaid dividends relating to the Series B Shares; and (3) deliver the common stock certificates relating to the Conversion Notices delivered to the Company on April 2, 1998. Should the Company not meet each of the foregoing demands within five (5) business days of receipt of this letter, the Purchasers will declare due the full outstanding principal amount of the Debentures, together with all accrued but unpaid interest thereon and other amounts owing thereunder, and will proceed with all actions that may be necessary (including without limitation, the initiation of legal proceedings) to collect all other amounts owed the Purchasers, as well as any actions needed to effect the delivery of the common stock certificates.

     The undersigned Purchasers, by delivering this letter to the Company, are not waiving any rights the Purchasers have to declare any further defaults or Events of Default under the Transaction Agreements and are in no way limiting any remedies available to the Purchasers under the Transaction Agreements.

     Should you have any questions regarding this letter, please feel free to call Stuart Chasanoff of HW Partners, L.P. at (214) 720-1608, or Shawn Wells, also of HW Partners, L.P., at (214) 720-1698.

INFINITY EMERGING OPPORTUNITIES LIMITED
SUMMIT CAPITAL LIMITED
GLACIER CAPITAL LIMITED

By:      HW PARTNERS, L.P., as adviser to each of the foregoing

By:      HW FINANCE, L.L.C., its General Partner



By:  /s/Clark K. Hunt
     -------------------------
Name:      Clark K. Hunt
Title:     Manager


SJC/jlw

Enclosures

cc:      Adam S. Gottbetter, Esq.
         Kaplan Gottbetter & Levenson, LLP
         630 Third Avenue, 5th Floor
         New York, New York  10017
         Tel.: (212) 983-0532

         Ian Markofsky
         Vic Zanetti, Esq.
         Elizabeth Yingling, Esq.